Exhibit 15

[Letterhead of PricewaterhouseCoopers LLP]

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 2, 2005 on our review of interim financial information of Arch Capital Group Ltd. (the “Company”) for the six month periods ended June 30, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005 is incorporated by reference in the Registration Statement on Forms S-3 (Registration No. 33-34499, Registration No. 333-82612 and Registration No. 333-110190) and in the Registration Statements on Forms S-8 (Registration No. 33-99974, Registration No. 333-86145, Registration No. 333-72182, Registration No. 333-82772, Registration No. 333-98971 and Registration No. 333-124422).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York
August 2, 2005